# CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement"), is made and entered into as of this 9th day of January by and between Robert Nickolas Jones an individual residing at 533 W 650 S, Layton UT 84041 ("the "Consultant"), and Solar Integrated Roofing Corporation, a Nevada corporation , with offices at 12411 Poway Road, Poway, California 92064 (the "Company") (each a "Party" and together the "Parties").

**WHEREAS**, Consultant is in the business of providing accounting and financial consulting, business advisory, and business development services;

**WHEREAS**, the Company deems it to be in its best interest to retain Consultant to render to the Company such services as may be needed; and

**WHEREAS,** the Parties desire to set forth the terms and conditions under which Consultant shall provide services to the Company.

**NOW, THEREFORE**, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. Term of Agreement

The Agreement shall remain in effect from the date hereof until the members of the board of directors of the Company appoint a Chief Financial Officer, or upon one month written notice delivered by the Company to the Consultant.

2. Nature of Services to be rendered

During the Term and any renewal thereof, Consultant shall use its best efforts to provide the Company with financial and accounting and business strategy services in connection with the preparation and compilation of the consolidated financial statements of the Company and its subsidiaries, reports filed with OTC Markets or other financial reporting systems as the Company's circumstances may require, assisting with any financial and accounting due diligence investigation for any potential acquisitions by the Company, and to generally assist with other financial, accounting and business strategy matters (collectively, the "Services"). The Consultant will use the highest degree of skill and expertise to professionally and ethically accomplish the Services within the Term and to project a positive image of the Company, in accordance with the Company's policies and procedures and applicable law

3. Not a Broker or Dealer; Investment Adviser.

The Company and Consultant acknowledges that Consultant is not a (i) a registered "broker" ("Broker") or "dealer" ("Dealer") as such terms are defined in Section 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (ii) an investment adviser ("Investment Adviser"), as such term is defined in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, or comparable state laws, and will not act to effect any transactions in

securities for the account of the Company. With respect thereto and notwithstanding anything set forth herein to the contrary, in connection with any introduction to financing, Consultant shall not carry out any activity or function that (i) may be traditionally performed by or otherwise be deemed to include those of a Broker, Dealer or Investment Adviser or (ii) would require Consultant to be registered as a Broker, Dealer, or Investment Adviser.

4. Compensation.

In consideration for services to be rendered, the Company hereby agrees to pay Consultant at a rate of $80.00 per hour, such amount to be paid on a bi-weekly basis. It is agreed that during the term of this Agreement, the share ownership and voting rights of the Consultant in all matters presented to the shareholders of the Company will be equal to the share ownership and voting rights of David Massey. Such that if David Massey is issued additional shares or voting rights in any form in the Company, the Consultant will be issued an equal number of shares or voting rights.

5. Indemnification.

(a) Consultant shall indemnify and hold harmless the Company and its affiliates, and their respective officers, directors, employees, stockholders, consultants, attorneys and agents, and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, against all losses, liabilities, claims, damages and expenses whatsoever (including, but not limited to, all losses to the extent of the aggregate amount paid in settlement of litigation, commenced or threatened, or of any claim whatsoever, if such settlement is effected with Consultant's written consent, which shall not be unreasonably withheld), and to reimburse the indemnified parties for all legal and other expenses incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever, whether or not resulting in any liability, to which the indemnified parties may become subject under any statute or at common law or otherwise, arising out of or based upon a breach of this agreement and actions taken or not taken by Consultant in connection with this Agreement.

(b) If for any reason the foregoing indemnification is unavailable to the indemnified party or are insufficient to hold such indemnified party harmless, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and such indemnified party on the other hand but also the relative fault of the indemnifying party and such indemnified party, as well as any relevant equitable considerations. These indemnification provisions shall be binding upon and shall inure to the benefit of any successors, assigns, heirs and personal representatives of the indemnified parties. This indemnification provision shall survive any termination of this Agreement.

5. Compliance with Securities Laws

The Parties acknowledge and agree that the Company is or will be subject to the requirements of the Exchange Act, and that the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and the various state securities laws (collectively, "Securities Laws")

impose significant burdens and limitations on the dissemination of certain information about the Company by the Company and by persons acting for or on behalf of the Company. Each of the Parties agrees to comply with all applicable Securities Laws in carrying out its obligations under the Agreement; and without limiting the generality of the foregoing, the Company hereby agrees (i) all information about the Company provided to the Consultant by the Company, which the Company expressly agrees may be disseminated to the public by the Consultant in providing any business development or other services pursuant to the Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, (ii) the Company shall promptly notify the Consultant if it becomes aware that it has publicly made any untrue statement of a material fact regarding the Company or has omitted to state any material fact necessary to make the public statements made by the Company, in light of the circumstances in which they were made, not misleading, and (iii) the Company shall promptly notify the Consultant of any "quiet period" or "blackout period" or other similar period during which public statements by or on behalf of the Company are restricted by any Securities Law. Consultant hereby agrees, to the full extent permitted by applicable law, to indemnify and hold harmless the Company for any damages caused to Company by the Consultant's breach or violation of any Securities Law.

6. Ownership of Materials

All materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, customer lists, vendor lists, operational manuals, clinical data, schematics, advertising ideas, creative concepts or other works conceived, created, reduced to practice, delivered or disclosed to the Company or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) (collectively, the "Creative Materials"), and all rights, title and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company.

With respect to any Creative Materials, Consultant shall:

(a) Treat all information with respect thereto as Confidential Information of the Company;

(b) Keep complete and accurate records thereof, which records shall be the property of the Company;

(c) Give to the Company and its attorneys all reasonable and requested assistance in preparing such application;

(d) From time to time, upon the request and at the expense of the Company, but without payment to Consultant by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights or applications for

registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company;

(e) Testify in any proceedings or litigation as to any Creative Materials; and

(f) In case the Company shall desire to keep secret any Creative Materials, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

7. Confidential Information.

Consultant acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information ("Confidential Information") to Consultant, in order for Consultant to perform the Services pursuant to this Agreement. Consultant shall not disclose or use, at any time either during or after the Term of this Agreement, for their own benefit or for the benefit of any third party, any Confidential Information without the Company's prior written permission except to the extent necessary to perform the Services on the Company's behalf. Confidential Information includes, but is not limited to:

(a) The written, printed, graphic or electronically recorded materials furnished by the Company for Consultant to use;

(b) Any written or tangible information stamped "confidential," "proprietary" or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;

(c) Business, research and development, regulatory and marketing plans, objectives and/or strategies, financial information, corporate initiatives, contractual and business arrangements, customer lists, supplier lists, sales projections, product information, product launch plans, regulatory submissions, pricing information of the Company and its affiliates;

(d) Information, data, test results, patent applications, methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, clinical data, regulatory application data, specifications and instructions relating to the Company's proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, pricing information of the Company and its affiliates;

(e) Information, know-how, trade secrets, materials and tangible property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom Consultant gained knowledge as a result of providing Services to the Company;

(f) Any data, deliverables or other work product or information generated or developed by Consultant in connection with the performance of Services under this Agreement, including all Creative Materials; and

(g) Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding any of the foregoing, Confidential Information shall not include any information that information that is generally available to and known by the public at the time of disclosure to Consultant, provided that such disclosure is through no direct or indirect fault of Consultant or person(s) acting on Consultant's behalf.

8. General Provisions

(a) Governing Law; Severability. This letter agreement shall be governed by and under the laws of the State of California, without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this letter agreement shall remain in full force and effect.

(b) Disputes. Any dispute arising under or in any way related to this letter agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association's commercial rules then in effect. The arbitration shall be binding on the parties and the arbitration award may be confirmed by any court of competent jurisdiction.

(c) Entire Agreement. This letter agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This letter agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(d) Notices. Any notice or other communication pursuant hereto shall be given to a party at its address below its signature hereto by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

(e) Counterparts. This letter agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document.

[SIGNATURE PAGE TO FOLLOW]

Very truly yours,

**CONSULTANT**

By: ______________________
Name: Robert Nickolas Jones, an individual

ACCEPTED AND AGREED:

**SOLAR INTEGRATED ROOFING CORPORATION**

By: ______________________

Name: David Massey

Address: 12411 Poway Rd Poway 92064

Dated: 1/10, 2019

[Signature Page to Robert Nickolas Jones Consulting Agreement]